Exhibit 10.4
EXECUTION VERSION
FINANCIAL ADVISORY AGREEMENT
     This Financial Advisory Agreement (this “Agreement”) is made as of July 20, 2011, by and among Sterling Holdco Inc., a Delaware corporation (the “Company”), SRA International, Inc., a Delaware corporation (“SRA”), and Providence Equity Partners L.L.C., a Delaware limited liability company (“Providence”).
RECITALS:
     WHEREAS, Providence, by and through its officers, employees, agents, representatives and affiliates, have expertise in the areas of corporate management, finance, product strategy, investment, acquisitions and other matters relating to the business of the Company and its subsidiaries; and
     WHEREAS, the Company desires that it and its subsidiaries (together, the “Company Group”) avail themselves of the expertise of Providence in the aforesaid areas, in which it acknowledges the expertise of Providence;
     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties agree as follows:
     Section 1. Initial Services. The Company hereby acknowledges that Providence has provided consulting and advisory services to the Company in connection with the merger of Sterling Merger Inc., a Delaware corporation and subsidiary of the Company (“Merger Sub”), with and into SRA pursuant to that certain Agreement and Plan of Merger, dated as of March 31, 2011, among Sterling Parent Inc., a Delaware corporation, Merger Sub and SRA (the “Initial Services”).
     Section 2. Oversight Services. During the term of this Agreement, Providence shall render to members of the Company Group, by and through such of Providence’s officers, employees, agents, representatives and affiliates as Providence, in its sole discretion, shall designate from time to time, advisory, consulting and oversight services relating to strategic planning, marketing and financial oversight of the operations of members of the Company Group, including, without limitation, advisory and consulting services in connection with the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other advisors or consultants of members of the Company Group (the “Oversight Services” and, together with the Initial Services, the “Services”).
     Section 3. Fees.
     (a) In consideration of the performance of the Initial Services by Providence, the Company shall, or shall cause one or more members of the Company Group to, pay Providence on the date hereof a fee in the amount of $11,820,000.
     (b) In consideration of the performance of the Oversight Services by Providence, the Company shall, or shall cause one or more members of the Company Group to, pay to Providence or its designee an annual fee of $1,750,000 (the “Annual Fee”). The Annual Fee shall be payable in equal quarterly installments of $437,500 in advance beginning September 30,

2011; provided, however, that on September 30, 2011, in addition to such quarterly payment, the Company shall, or shall cause one or more members of the Company Group to, pay Providence the pro rata portion of such fee for the period commencing on the date of this Agreement, and ending on September 30, 2011, calculated on the basis of a 365-day year. Fee payments shall be non-refundable.
     Section 4. Expenses. In addition to the compensation payable to Providence pursuant to Section 3 hereof, the Company shall pay directly, or reimburse Providence for, its reasonable Out-of-Pocket Expenses. For purposes of this Agreement, “Out-of-Pocket Expenses” shall mean the amounts actually paid by Providence in cash in connection with its performance of the Services, including, without limitation, (i) fees and disbursements (including underwriting fees) of any independent auditors, outside legal counsel, consultants, investment bankers, financial advisors and other independent professionals and organizations, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services, (iii) transportation and (iv) telephone calls, word processing expenses or any similar expense not associated with Providence’s ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Providence to the Company of the statement in connection therewith. Out-of-Pocket Expenses shall not include expenses incurred solely for the benefit of Providence.
     Section 5. Indemnification.
     (a) The Company and SRA (each, an “Indemnifying Party”) shall indemnify and hold harmless Providence and its officers, employees, agents, representatives, members and affiliates, including its related investment funds (each, an “Indemnified Party”) from and against any and all costs, expenses, liabilities, claims (including any third-party claims), damages and losses (collectively, “Losses”) relating to or arising out of the engagement of Providence pursuant to this Agreement or the performance by Providence of the Services pursuant hereto, other than Losses finally determined by a court of competent jurisdiction to be attributable to fraud of an Indemnified Party.
     (b) The Indemnifying Party shall reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, action, suit, investigation or proceeding (each, an “Action”) for which the Indemnified Party would be entitled to indemnification under Section 5(a), whether or not such Indemnified Party is a party thereto, provided that, subject to the provisions of Section 5(c), the Indemnifying Party shall be entitled to assume the defense of such Action at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment.
     (c) Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any Action in which Company and any of its subsidiaries, on the one hand, and an Indemnified Party, on the other hand, is or is reasonably likely to become a party, such Indemnified Party shall have the right to retain, at the Indemnifying Party’s expense, separate counsel satisfactory to the Indemnifying Party in its reasonable judgement and to control its own defense of such Action if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company and any of its subsidiaries, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable.
     (d) The Indemnifying Party agrees that it will not, without the prior written consent of the relevant Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Action relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the relevant Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of or in connection with such Action. Provided that the Indemnifying Party is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any Action subject to indemnification hereunder without the prior written consent of the Company.
     Section 6. Term; Termination. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until the earliest to occur of the following: (i) Providence (together with one or more of its affiliates) ceases to own any equity securities of the Company or (ii) the tenth anniversary of the date hereof; provided that, if at the tenth anniversary of the date hereof Providence (together with one or more of its affiliates) continues to own any equity securities in the Company, this Agreement shall be automatically renewed for successive one-year terms unless earlier terminated (x) by any party upon 30 days’ prior written notice to the other parties or (y) pursuant to clause (i) of this Section 6.
     Section 7. Other Activities. Nothing herein shall in any way preclude Providence or any of its officers, employees, agents, representatives, members or affiliates from engaging in any business activities or from performing services, whether for its own account or for the account of others, including for companies that may be in competition with the business conducted by the Company and its subsidiaries.
     Section 8. Miscellaneous.
     (a) Amendment; Waivers. No amendment, alteration or modification of this Agreement or waiver of any provision of this Agreement shall be effective unless such amendment, alteration, modification or waiver is approved in writing by the Company and Providence. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.
     (b) Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and the rights and obligations of the parties hereunder may not be assigned by any party without the prior written consent of the other parties; provided, however, Providence may, at its sole discretion, assign or transfer its rights and obligations hereunder to any of its affiliates.
     (c) Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

     (d) Governing Law; Submission to Jurisdiction. This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without giving effect to conflicts of laws rules that would require the application of the laws of another jurisdiction. Each party hereto agrees that it shall bring any Action between the parties relating to this Agreement exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) and solely with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.
     (e) Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives the right to trial by jury with respect to any claim or Action arising out of, relating to or in connection with this agreement or any transaction contemplated hereby.
     (f) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction
     (g) Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     (i) Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

STERLING HOLDCO INC.

By:	/s/ Christopher C. Ragona

	Name:	Christopher C. Ragona
	Title:	Vice President, Secretary and Treasurer

SRA INTERNATIONAL, INC.

By:	/s/ Stanton D. Sloane

	Name:	Dr. Stanton D. Sloane
	Title:	President and Chief Executive Officer
[CONSULTING AGREEMENT SIGNATURE PAGE]

PROVIDENCE EQUITY PARTNERS L.L.C.

By: Providence Management Holdco L.L.C., its managing member

By: Providence Equity Global Group L.L.C., its managing member

By: Providence Managing Member L.L.C., its managing member

By:	/s/ Robert S. Hull

	Name:	Robert S. Hull
	Title:	Chief Financial Officer